EXHIBIT 99

PRESS RELEASE  DATED April 29, 2010

BEMIS COMPANY, INC.

One Neenah Center, 4th Floor

P.O. Box 669

Neenah, Wisconsin  54957-0669

For additional information please contact:

Melanie E. R. Miller

Vice President, Investor Relations

and Treasurer

(920) 527-5045

FOR IMMEDIATE RELEASE

BEMIS COMPANY REPORTS 2010 FIRST QUARTER RESULTS

NEENAH, WISCONSIN, April 29, 2010 — Bemis Company, Inc. (NYSE-BMS) today reported quarterly diluted earnings from continuing operations of $0.27 per share plus diluted earnings from discontinued operations of $0.01 per share for the first quarter ended March 31, 2010.  This compares to $0.36 per share for the same quarter of 2009.  Excluding the effect of acquisition-related charges, pre-acquisition financing impacts, and 2009 severance charges associated with workforce reductions, as detailed in the attached schedule, “Reconciliation of Non-GAAP Data,” diluted earnings per share from continuing operations, as adjusted, would have been $0.48 for the first quarter of 2010 compared to $0.43 for the first quarter of 2009.

Total Bemis net sales were $1.0 billion for the first quarter of 2010, a 21.1 percent increase from $843.4 million for the same period of 2009.  Acquisitions completed during the last twelve months, including the recently acquired Alcan Packaging Food Americas business, increased first quarter net sales by an estimated 17 percent.  Currency effects increased net sales by 4.8 percent compared to the first quarter of 2009.

“With this acquisition completed, we are pleased to report our first billion dollar net sales quarter as we begin to integrate the Food Americas business with Bemis Company,” said Henry Theisen, Bemis Company’s President and Chief Executive Officer.  “The positive momentum we enjoyed in our higher value-added flexible packaging product lines during 2009 continued through the first quarter.  While increased raw material costs and competitive pressures have created a more challenging environment in early 2010, we are encouraged by the strength of our flexible packaging backlog and improvement in our pressure sensitive materials business.  The integration of the Food Americas business is well underway and cost savings synergies are ahead of schedule.”

Acquisition of Alcan Packaging Food Americas business

On March 1, 2010, Bemis completed its acquisition of the Food Americas operations of Alcan Packaging, a business unit of Rio Tinto plc.  Under the terms of the $1.2 billion transaction, Bemis acquired 23 Food Americas flexible packaging facilities in the U.S., Canada, Mexico, Brazil, Argentina, and New Zealand, which recorded 2009 net sales totaling $1.4 billion.  These facilities produce flexible packaging principally for the food and beverage industries and will augment Bemis’ product offerings and technological capabilities.  Under the terms of an order signed by the U.S. District Court for the District of Columbia on February 25, 2010, a portion of the acquired business must be divested, which includes two facilities, located in Menasha, Wisconsin and Tulsa, Oklahoma.  This portion of the business is related specifically to sales of flexible packaging for retail natural cheese products and shrink bag packaging for fresh beef, veal, lamb, and pork products.  The 2009 annual net sales associated with the business to be sold were approximately $150 million.  Operating results associated with this business to be sold have been classified as discontinued operations.  The continuing operations of the Food Americas business, net of associated financing costs, reduced first quarter 2010 diluted earnings by $0.03 per share.  This includes purchase accounting charges for inventory and order backlog of $.07 per share, as detailed in the attached schedule, “Reconciliation of Non-GAAP Data.”

BUSINESS SEGMENTS

Flexible Packaging

Bemis’ flexible packaging business segment reported net sales, excluding discontinued operations, of $881.4 million.  This represents a 23.2 percent increase compared to net sales of $715.2 million for the first quarter of 2009.  Acquired operations are quickly integrating, making it difficult to determine their exact impact on current results, but Bemis estimates that acquisitions increased net sales by approximately 20 percent during the quarter.  Currency effects increased net sales by 5.2 percent.  Segment operating profit for the first quarter of 2010 was $93.9 million, or 10.7 percent of net sales, compared to $91.4 million, or 12.8 percent of net sales, for the same period of 2009.  The Food Americas acquisition increased operating profit, after purchase accounting adjustments for inventory and order backlog, by $1.0 million during the quarter.  Segment operating profit as adjusted for the first quarter would have been $105.9 million, or 12.0 percent of net sales, in 2010 compared to $92.5 million, or 12.9 percent of net sales, in 2009.  (See attached schedule: “Reconciliation of Non-GAAP Data.”)  The effect of currency translation increased operating profit in the first quarter of 2010 by $4.0 million compared to the same quarter of 2009.  Raw material cost reductions in late 2008 and early 2009 provided a short-term benefit to profits in early 2009.  Widespread raw material cost increases that occurred during the first quarter of 2010 negatively impacted operating profit for the first quarter.

Commenting on the flexible packaging segment results, Theisen said, “We are working diligently to integrate the Food Americas business with Bemis at all levels, from safety to customer service to product development.  We intend to optimize our combined operations and incorporate best practices from both Bemis and Food Americas to accelerate our growth profile, improve profitability, and maximize shareholder value.  We are very pleased with the manufacturing capacity and workforce talent that we have added to Bemis Company with this acquisition.

During the first quarter, we experienced the usual seasonal volume trends.  January and February were soft, followed by a strong March, which is often one of the strongest months of the year.  We continue to enjoy increasing sales volumes in areas of the business that focus on convenience and value-added packaging.  Positive momentum in these areas was offset by competitive pressures in more commodity-like packaging products.  In our European operations, while sales mix continues to improve, operating results were lower due to rapidly increasing raw material costs and soft sales volumes.  Our Latin American operations continue to perform well, and we are looking forward to the benefits of our newly acquired capacity.”

Pressure Sensitive Materials

Net sales from the pressure sensitive materials business segment for the first quarter of 2010 were $140.3 million, a 9.4 percent increase compared to $128.2 million in the first quarter of 2009.  Currency effects increased net sales by 3.0 percent compared to the first quarter of 2009.  This segment reported operating profit for the first quarter of 2010 of $6.6 million, or 4.7 percent of net sales, compared to an operating loss during first quarter of 2009 of $1.9 million.  Results for the first quarter of 2009 were negatively impacted by severance charges associated with workforce reduction events intended to adjust workforce levels to better match soft volume trends.  Excluding the impact of these severance costs, segment operating profit for the first quarter of 2009 would have been $0.7 million, or 0.5 percent of net sales.  (See attached schedule: “Reconciliation of Non-GAAP Data”).  The effect of currency translation increased operating profit in the first quarter of 2010 by $0.3 million compared to the same quarter of 2009.

“Our pressure sensitive materials business is showing signs of recovery,” said Theisen.  “Sales volumes in all product lines, in particular in the United States, have improved both sequentially and compared to the first quarter of 2009.  As economic conditions improve, we expect operating profit in this segment to increase and demand for higher margin graphic and technical products to accelerate.”

Other Operating (Income) Expense, Net

For the first quarter of 2010, other operating income and expense included $3.7 million of fiscal incentive income, a decrease of $0.3 million compared to $4.0 million for the first quarter of 2009.  Fiscal incentives are associated with net sales and manufacturing activities in certain South American operations and are included in segment operating profit.  Other operating income and expense also included $12.7 million of professional fees associated with the acquisition of the Food Americas business, compared to $9.1 million of such fees for the same period of 2009.

Other Non-operating (Income) Expense, Net

For the first quarter of 2010, other non-operating income and expense included net foreign exchange gains totaled $2.5 million in the first quarter of 2010, primarily reflecting the impact of currency fluctuations on financing arrangements for the foreign operations acquired in the Food Americas acquisition.  These acquisition related foreign currency exposures were eliminated by March 31, 2010.

Capital Structure

Total debt to total capitalization was 44.1 percent at March 31, 2010, compared to 38.8 percent at December 31, 2009.  Total debt as of March 31, 2010 was $1.5 billion, an increase of $276.7 million from the balance of $1.3 billion at December 31, 2009.  This increase primarily reflects the financing needed to complete the March 1, 2010 acquisition of Food Americas.  The total $1.2 billion acquisition price was funded with $1.0 billion of cash raised in 2009 and a $228.0 million issuance of commercial paper.

Liquidity

As of March 31, 2010, Bemis had available from its banks a total of $625.0 million of revolving credit facilities.  These credit facilities are used principally as back-up for the Company’s commercial paper program.  As of March 31, 2010, there was $388.5 million of debt outstanding supported by these credit facilities, leaving $236.5 million of available credit.  Cash used in operating activities was $1.4 million for the first quarter of 2010, compared to cash provided by operating activities of $148.3 million for the first quarter of 2009.  Working capital improvements created strong cash flow levels in the first quarter of 2009 reflecting the impact of lower raw material costs on inventory balances.  Working capital increased during the first quarter of 2010 reflecting higher accounts receivable balances due to strong March sales, as well as increasing raw material costs combined with the normal seasonal build up of inventory to meet strong customer demand for second quarter shipments.  Bemis also made a tax-deductible, voluntary pension contribution of $15 million during the first quarter of 2010.

Dividend Increase

During the first quarter of 2010, the board of directors approved a 2.2 percent increase in the quarterly dividend, from $0.225 per share to $0.23 per share.

2010 Outlook

Guidance for adjusted annual diluted earnings per share from continuing operations excludes the impact of acquisition financing costs for the first two months of 2010 before the acquisition was completed, which represented approximately $0.06 per share.  In addition, adjusted earnings per share guidance does not reflect the impact of severance charges, acquisition related professional and legal fees, or purchase accounting adjustments for inventory and order backlog, in each case incurred and yet to be incurred.

Management expects adjusted diluted earnings per share from continuing operations for the second quarter of 2010 to be in the range of $0.53 to $0.58.  Management expects adjusted diluted earnings per share from continuing operations for the full year

2010 to be in the range of $2.00 to $2.15 per share.  This is an increase from management’s previous adjusted annual guidance of $1.95 to $2.10 per share, reflecting an accelerated rate of acquisition related cost savings synergies.  Including the needs of the recently acquired facilities, management now expects total Bemis capital expenditures in 2010 to be in the $160 million to $170 million range.  This spending level is well below depreciation and amortization expense, which is expected to be in the range of $210 million to $220 million in 2010.

Guidance for adjusted annual earnings per share from continuing operations for 2010 includes an estimated $30 million in pre-tax cost savings synergies, the majority of which are associated with elimination of duplicative administrative overhead costs.  Bemis continues to expect approximately $60 million of annual run-rate pre-tax synergies to be achieved by the end of 2011.  These improvements will be achieved primarily by optimizing product mix, improving operational and supply chain efficiencies, and reducing administrative costs.

Additional Acquisition Disclosure

Additional financial information for the three months ended March 31, 2010, and the twelve months ended December 31, 2009, including the continuing operations of the Alcan Packaging Food Americas business acquired from Rio Tinto, will be disclosed in the footnotes to Bemis’ Form 10-Q for the quarter ended March 31, 2010 and on Form 8-K/A, respectively, both of which will be filed with the Securities and Exchange Commission in early May.

Presentation of Non-GAAP Information

Guidance in this press release uses non-GAAP financial measures: adjusted operating profit, adjusted operating profit as a percentage of net sales, and adjusted diluted earnings per share from continuing operations.  These non-GAAP financial measures adjust for factors that are unusual or unpredictable.  These measures exclude the impact of certain amounts related to workforce reductions, acquisition related financing costs, acquisition related professional and legal fees, and purchase accounting adjustments for inventory and order backlog.  This adjusted information should not be construed as an alternative to results determined in accordance with accounting principles generally accepted in the United States of America (GAAP).  It is provided solely to assist in an investor’s understanding of the impact of these items on the comparability of the Company’s operations.

Forward Looking Statements

Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward-looking” and are presented pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  Such content is subject to certain risks and uncertainties, including but not limited to future changes in cost or availability of raw materials, consumer buying patterns under certain economic conditions, changes in customer order patterns, the results of competitive bid processes, costs associated with the pursuit of business combinations, unexpected costs associated with integrating acquisitions, a failure in our information technology infrastructure or applications, foreign currency fluctuations, changes in working capital requirements, and the availability and related cost of financing from banks and capital markets.  Actual future results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors which are detailed in the Company’s regular SEC filings including the most recently filed Form 10-K for the year ended December 31, 2009.

About Bemis Company, Inc.

Bemis Company, Inc. will webcast an investor telephone conference regarding its first quarter 2010 financial results this morning at 10 a.m., Eastern Time.  Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations.”  Listeners are urged to check the website ahead of time to ensure their computers are configured for the audio stream.  Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

Bemis Company is a major supplier of flexible packaging and pressure sensitive materials used by leading food, consumer products, healthcare, and other companies worldwide.  Founded in 1858, the Company is included in the S&P 500 index of stocks and reported 2009 net sales of $3.5 billion.  The Company’s flexible packaging business has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing, and converting.  Headquartered in Neenah, Wisconsin, Bemis employs over 20,000 individuals in 84 manufacturing facilities in 13 countries around the world.  More information about the Company is available at our website, www.bemis.com.

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31,
	2010	2009

Net sales	$1,021,729	$843,393

Costs and expenses:
Cost of products sold	835,888	679,361
Selling, general, and administrative expenses	106,987	88,755
Research and development	5,625	6,042
Other operating (income) expense, net	8,436	5,310
Interest expense	18,137	6,023
Other non-operating (income) expense, net	(3,039)	(746)

Income from continuing operations before income taxes	49,695	58,648

Provision for income taxes	17,900	21,300

Income from continuing operations	31,795	37,348

Income from discontinued operations, net of tax	654

Net income	32,449	37,348

Less: Net income attributable to noncontrolling interests	1,666	638

Net income attributable to Bemis Company, Inc.	$30,783	$36,710

Amounts attributable to Bemis Company, Inc. :
Income from continuing operations, net of tax	$30,129	$36,710
Income from discontinued operations, net of tax	654
Net income attributable to Bemis Company, Inc.	$30,783	$36,710

Basic earnings per share:
Income from continuing operations	$0.27	$0.36
Income from discontinued operations	0.01
Net income attributable to Bemis Company, Inc.	$0.28	$0.36

Diluted earnings per share:
Income from continuing operations	$0.27	$0.36
Income from discontinued operations	0.01
Net income attributable to Bemis Company, Inc.	$0.28	$0.36

Cash dividends paid per share	$0.230	$0.225

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(dollars in thousands)

(unaudited)

	March 31,	December 31,
	2010	2009
ASSETS

Cash and cash equivalents	$63,842	$1,065,687
Accounts receivable, net	669,717	467,988
Inventories, net	607,849	399,067
Prepaid expenses	84,928	72,606
Current assets of discontinued operations	19,163
Total current assets	1,445,499	2,005,348

Property and equipment, net	1,578,003	1,157,193

Goodwill	928,408	646,852
Other intangible assets, net	208,030	85,299
Deferred charges and other assets	53,664	34,013
Long-term assets of discontinued operations	130,416
Total other long-term assets	1,320,518	766,164

TOTAL ASSETS	$4,344,020	$3,928,705

LIABILITIES

Current portion of long-term debt	$11,780	$22,527
Short-term borrowings	12,965	8,795
Accounts payable	539,574	380,017
Accrued salaries and wages	80,829	89,988
Accrued income and other taxes	22,640	23,528
Current liabilities of discontinued operations	8,925
Total current liabilities	676,713	524,855

Long-term debt, less current portion	1,510,752	1,227,514
Deferred taxes	134,577	134,676
Other liabilities and deferred credits	207,416	189,977

TOTAL LIABILITIES	2,529,458	2,077,022

EQUITY

Bemis Company, Inc. stockholders’ equity:
Common stock issued (126,478,230 and 125,646,511 shares)	12,648	12,565
Capital in excess of par value	552,642	567,247
Retained earnings	1,654,666	1,649,804
Accumulated other comprehensive income	50,792	72,457
Common stock held in treasury, 17,422,771 shares at cost	(498,341)	(498,341)
Total Bemis Company, Inc. stockholders’ equity	1,772,407	1,803,732
Noncontrolling interests	42,155	47,951
TOTAL EQUITY	1,814,562	1,851,683

TOTAL LIABILITIES AND EQUITY	$4,344,020	$3,928,705

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended
	March 31,
	2010	2009
Cash flows from operating activities
Net income	$32,449	$37,348
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	42,717	38,365
Excess tax benefit from share-based payment arrangements	(2,380)	(24)
Share-based compensation	5,814	4,860
Deferred income taxes	(786)	2,544
Income of unconsolidated affiliated company	(657)	(439)
(Gain) loss on sales of property and equipment	(82)	210
Changes in working capital, excluding effect of acquisitions	(65,665)	52,758
Net change in deferred charges and credits	(12,818)	12,685

Net cash provided by (used in) operating activities	(1,408)	148,307

Cash flows from investing activities
Additions to property and equipment	(17,534)	(22,243)
Business acquisitions and adjustments, net of cash acquired	(1,222,111)
Proceeds from sales of property and equipment	189	265

Net cash used in investing activities	(1,239,456)	(21,978)

Cash flows from financing activities
Proceeds from issuance of long-term debt	10,980	159
Repayment of long-term debt	(28,456)	(2,254)
Net borrowing (repayment) of commercial paper	290,000	(58,545)
Net borrowing (repayment) of short-term debt	4,778	(8,791)
Cash dividends paid to stockholders	(25,921)	(23,226)
Excess tax benefit from share-based payment arrangements	2,380	24
Stock incentive programs and related withholdings	(14,383)	(2,185)

Net cash provided by (used in) financing activities	239,378	(94,818)

Effect of exchange rates on cash and cash equivalents	(359)	(1,769)

Net increase (decrease) in cash and cash equivalents	(1,001,845)	29,742

Cash and cash equivalents balance at beginning of year	1,065,687	43,454

Cash and cash equivalents balance at end of period	$63,842	$73,196

BEMIS COMPANY, INC. AND SUBSIDIARIES

OPERATING PROFIT AND PRETAX PROFIT

(in millions)

(unaudited)

	Three Months Ended
	March 31,
	2010	2009

Flexible Packaging operating profit	$93.9	$91.4

Pressure Sensitive Materials operating profit	6.6	(1.9)

General corporate expenses	(32.7)	(24.9)

Interest expense	(18.1)	(6.0)

Income from continuing operations before income taxes	$49.7	$58.6

BEMIS COMPANY, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP DATA

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	March 31,
	2010	2009
Reconciliation of GAAP to Non-GAAP Operating Profit and Operating Profit as a Percentage of Net Sales by Segment

Flexible Packaging
Net Sales	$881.4	$715.2

Operating Profit as reported	93.9	91.4

Non-GAAP adjustments:
Purchase accounting for inventory and order backlog (1)	12.0
Severance costs for reductions in workforce		1.1

Operating Profit as adjusted	$105.9	$92.5

Operating Profit as a percentage of Net Sales
As Reported	10.7%	12.8%
As Adjusted	12.0%	12.9%

Pressure Sensitive Materials
Net Sales	$140.3	$128.2

Operating Profit as reported	6.6	(1.9)

Non-GAAP adjustments:
Severance costs for reductions in workforce		2.6

Operating Profit as adjusted	$6.6	$0.7

Operating Profit as a percentage of Net Sales
As Reported	4.7%	-1.5%
As Adjusted	4.7%	0.5%

Reconciliation of GAAP to Non-GAAP Earnings per Share

Diluted earnings per share from continuing operations, as reported	$0.27	$0.36

Non-GAAP adjustments per share, net of taxes:
Purchase accounting for inventory and order backlog (1)	0.07
Transaction related costs (2)	0.08	0.05
Financing impact of the Alcan Packaging Food
Americas acquisition (3)	0.06
Severance costs for reductions in workforce		0.02

Diluted earnings per share from continuing operations, as adjusted	$0.48	$0.43

(1)

Expenses related to the purchase accounting impact of the fair value write-up of inventory and a charge for the fair value of the customer order backlog, both in the Alcan Packaging Food Americas acquisition.

(2)	Transaction related costs include those costs related primarily to our acquisition of Alcan Packaging Food Americas. These costs consist of legal, accounting, and other professional fees.
(3)

Impact from the July 2009 financing of the Alcan Packaging Food Americas acquisition, which included the issuance of 8.175 million shares and $800 million of public debt. The EPS impact includes the effect of the interest expense on the debt and the dilutive effect of the newly issued shares until the acquisition was completed on March 1, 2010.